Exhibit 99.1

October 20, 2000

FOR IMMEDIATE RELEASE

             MONTEREY BAY BANCORP, INC. ANNOUNCES PERSONNEL CHANGES

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

         Watsonville,   CA.  October  20,  2000.  Monterey  Bay  Bancorp,   Inc.
("Company") today announced:

    o   the hiring of David E. Porter as Senior Vice  President,  Commercial and
        Retail   Banking,   for  Monterey  Bay  Bank  ("Bank"),   the  Company's
        subsidiary,

    o C. Edward Holden, Chief Executive Officer and Vice Chairman of the Company and Bank, has been appointed President of both firms,

    o Gary C. Tyack has resigned his position as Senior Vice President, Director of Retail Banking, for the Bank.

         In his new position, Mr. Porter will be responsible for a range of functions and operations, including the Bank's commercial lending and business services programs. Mr. Porter was most recently Executive Vice President and Chief Credit Officer of Southern Pacific Bank. Mr. Porter's 26-year career in financial services has encompassed a wide array of positions, including significant experience in business and real estate lending, credit policy and administration, loan workouts, and investment banking. Mr. Porter received his undergraduate degree and his MBA from the University of California, Los Angeles. Mr. Porter has spent most of his career in California, including ten years of experience with California community banks.

         Commenting on Mr. Porter's joining the Bank, C. Edward Holden stated "We are enthusiastic about having David Porter join the Bank's management team. David's skills and experience strongly complement our strategic objective of continuing to transform a 75 year old savings & loan into an effective and successful community commercial bank. We look forward to David's contributions to the expansion of the Bank's commercial lending and business services programs, as well as his advancing the scope of financial services delivered through the Bank's branch network."


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Monterey Bay Bancorp, Inc. Press Release, Continued

         In regards to the appointment of C. Edward Holden as President of the Company and the Bank, Eugene R. Friend, Chairman of the Board of both firms, commented "The Board of Directors continues to be impressed with the vision and accomplishments of Ed Holden. We believe the addition of the President title properly reflects the role Ed is fulfilling both within the Company and throughout the local communities served by the Bank."

         Gary C. Tyack has resigned as Senior Vice President, Director of Retail Banking, to pursue other interests. Mr. Tyack had worked for the Bank since 1994, during a period of expansion in total assets, total deposits, and the Bank's branch network. Because Mr. Tyack's resignation was voluntary and because Mr. Tyack did not maintain any employment agreements with either the Company or the Bank, the Company will not charge operations for a separation package associated with Mr. Tyack's departure. The Bank has commenced an executive search for the Director of Retail Banking position. Until that position is filled, Mr. Porter and other members of the Bank's senior management team will assume that position's responsibilities.

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include the possibility that the Company will not be successful in achieving its tactical and strategic objectives, the future performance of employees in fulfilling their objectives, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:
                        --------------------------------

C. Edward Holden                                         Mark R. Andino
Chief Executive Officer               or                 Chief Financial Officer
(831) 768 - 4840                                         (831) 768 - 4806


                            INFO@MONTEREYBAYBANK.COM
                              Fax: (831) 722 - 6794


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